Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-237097) of Ameris Bancorp of our report dated June 23, 2025 with respect to the statements of assets available for benefits Ameris Bancorp 401(k) Profit Sharing Plan as of December 31, 2024 and 2023, and the related statement of changes in net assets available for benefits for the year ending December 31, 2024, and the related supplemental schedule as of December 31, 2024, which report appears in the December 31, 2024 Annual Report on Form 11-K of Ameris Bancorp 401(k) Profit Sharing Plan.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia
June 23, 2025